Subsidiaries of the Registrant

1. Western Energy Management, Inc. ("WEM"), is a Delaware corporation and is a wholly-owned subsidiary of the Company.

2. Onsite Energy Services, Inc. ("OES"), is a Kansas corporation and is a wholly-owned subsidiary of the Company.

3. SYCOM ONSITE Corporation ("SO Corporation"), is a Delaware corporation and is a wholly-owned subsidiary of the Company.

4.   Onsite  Energy  de  Panama,  S.A.  is  a  Panamanian   corporation  and  is
     wholly-owned subsidiary of the Company.

5. REEP Onsite, Inc. ("REEP") is a Delaware corporation and is a wholly-owned subsidiary of the Company.

6. ERSI Onsite, Inc. ("ERSI") is a Delaware corporation and is a wholly-owned subsidiary of the Company.